Execution Version

Royalty Purchase Agreement
By and Between
MorphoSys AG
and
Royalty Pharma Investments 2019 ICAV
Dated as of June 2, 2021

Table of Contents
    i

Index of Exhibits
Exhibit A    Form of RPR P&S Agreement
Exhibit B    Form of Bond Purchase Agreement
Exhibit C-1    Form of Skadden Opinion
Exhibit C-2    Form of Seller General Counsel Opinion
Exhibit D    Form of Buyer Opinion
Exhibit E    Form of Bill of Sale

    ii

ROYALTY PURCHASE AGREEMENT
This ROYALTY PURCHASE AGREEMENT, dated as of June 2, 2021 (this “Agreement”), is made and entered into by and between MorphoSys AG, a German public limited company (the “Seller”), on the one hand, and Royalty Pharma Investments 2019 ICAV, an Irish collective-asset management vehicle (the “Buyer”), on the other hand.
W I T N E S S E T H:
WHEREAS, concurrently with entry into this Agreement, the Seller is entering into that certain definitive Agreement and Plan of Merger (the “Acquisition Agreement”) among the Seller, MorphoSys Development Inc., an indirect wholly owned a subsidiary of the Seller (“Acquisition Sub”), and Constellation Pharmaceuticals, Inc. (the “Target”), whereby, subject to the terms and conditions of the Acquisition Agreement, Acquisition Sub will commence a tender offer to acquire all of the issued and outstanding shares of the Target (the “Offer”) and, as soon as practicable after the occurrence of the Offer Acceptance Time (as defined in the Acquisition Agreement) (the “Offer Acceptance Time”) and pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, Acquisition Sub will merge with and into the Target (the “Merger”), and the Target will survive the Merger as a subsidiary of the Seller;
WHEREAS, concurrently with entry into this Agreement, the Seller and the Buyer are entering into that certain Revenue Participation Rights Purchase and Sale Agreement (the “RPR P&S Agreement”);
WHEREAS, the parties intend to close the transactions contemplated by this Agreement, the RPR P&S Agreement and the Acquisition Agreement substantially concurrently, whereby the closing of the Offer will be immediately followed by the concurrent closings of the transactions contemplated hereby and by the RPR P&S Agreement, and thereafter (and no later than the first (1st) Business Day following if the Merger cannot be consummated on the same day as the Offer is closed) the Merger and the other transactions contemplated by the Acquisition Agreement shall be consummated;
WHEREAS, pursuant to the Centocor License Agreement, the Seller granted to Centocor certain licenses and other rights and the Seller granted Centocor the exclusive right to (among other activities) sell Tremfya in the Centocor Territory, and Centocor, in partial consideration thereof, agreed to pay the Centocor Royalty to the Seller;
WHEREAS, pursuant to the GSK License Agreement, the Seller granted to GSK certain licenses and other rights and the Seller granted GSK the exclusive right to (among other activities) sell otilimab in the GSK Territory, and GSK, in partial consideration thereof, agreed to pay the GSK Royalty and the GSK Milestone Payments to the Seller;
WHEREAS, pursuant to the Roche License Agreement, the Seller granted to Roche certain licenses and other rights and the Seller granted Roche the exclusive right to (among other activities) sell gantenerumab in the Roche Territory, and Roche, in partial consideration thereof, agreed to pay the Roche Royalty to the Seller; and
WHEREAS, the Buyer desires to purchase the Acquired Assets from the Seller and its subsidiaries, and the Seller desires to sell the Acquired Assets to the Buyer.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in the Transaction Documents and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquired Assets” means, collectively, one hundred percent (100%) of the Centocor Royalty, eighty percent (80%) of the GSK Royalty, one hundred percent (100%) of the GSK Milestone Payments and sixty percent (60%) of the Roche Royalty.
“Acquisition Agreement” is defined in the preamble.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (x) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (y) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes of this Agreement, an Affiliate of the Seller shall be deemed to include the Target and its Subsidiaries, but only following the Closing.
“Agreement” is defined in the preamble.
“Alternative GSK Instruction” is defined in Section 5.1(d).
“Alternative Roche Instruction” is defined in Section 5.1(d).
[REDACTED] is defined in Section 5.13(c).
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale” is defined in Section 3.4.
“Bond Purchase Agreement” means that certain Development Funding Bond Purchase Agreement (including the form of bond attached thereto), in substantially the form attached hereto as Exhibit B.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York or in Frankfurt, Germany are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Termination Payment” is defined in Section 9.3.
“CAT” means MedImmune Limited (formerly Cambridge Antibody Technology Limited), a United Kingdom corporation.
“CAT Framework Agreement” means that certain Framework Agreement between the Seller and CAT, dated as of December 20, 2022.

“CAT Patent Rights” means the Patent Rights described in Appendix 3.02 of the CAT Framework Agreement.
“Centocor” means Centocor, Inc. and any successor thereof, as permitted pursuant to the terms of this Agreement and the Centocor License Agreement.
“Centocor Consent” is defined in Section 5.1(a)(ii).
“Centocor Field” has the meaning ascribed to “Field” in Section 1.16 of the Centocor License Agreement.
“Centocor IP” means, collectively, the Centocor Patents, the Centocor Know-How and the HuCAL Antibody Patent Rights.
“Centocor Know-How” has the meaning ascribed to “CENTOCOR Technology” in Section 1.5 of the Centocor License Agreement.
“Centocor License Agreement” means that certain Amended and Restated Research and License Agreement, dated December 22, 2004, by and between the Seller and Centocor, as amended by that certain Amendment No. 1, dated November 7, 2006 and that certain Amendment No. 2, dated October 26, 2009.
“Centocor Net Sales” has the meaning ascribed to “Net Sales” in Section 1.38 of the Centocor License Agreement.
“Centocor Patents” has the meaning ascribed to “CENTOCOR Patent Rights” in Section 1.4 of the Centocor License Agreement.
“Centocor Research Committee” has the meaning ascribed thereto in Section 1.42 of the Centocor License Agreement.
“Centocor Research Plan” has the meaning ascribed thereto in Section 1.43 of the Centocor License Agreement.
“Centocor Royalty” means (i) all payments payable to Seller under Section 5.6 of the Centocor License Agreement with respect to Net Sales of Tremfya from and after April 1, 2021, (ii) any payments to the Seller under the Centocor License Agreement in lieu of such payments of the foregoing clause (i), (iii) any payments to the Seller, under Section 8.2(b) of the Centocor License Agreement or otherwise, with respect to a claim for infringement of the MorphoSys Tremfya Patents or the HuCAL Antibody Patent Rights that occurred from and after April 1, 2021 and (iv) any payments to the Seller under Section 3.12 of the Centocor License Agreement.
“Centocor Royalty Reports” means the quarterly reports deliverable by Centocor pursuant to Section 5.9(a) of the Centocor License Agreement setting forth Centocor Net Sales of Tremfya in the Centocor Territory.
“Centocor Territory” has the meaning ascribed to “Territory” in Section 1.49 of the Centocor License Agreement.
“Closing” is defined in Section 3.1.
“Closing Date” means the date on which the Closing occurs.
“Closing Purchase Price” is defined in Section 2.2(a).

“Commercial Therapeutic License” has the meaning ascribed thereto in Section 3.3(a) of the Centocor License Agreement.
“Commission” is defined in Section 4.1(m).
“Commission Documents” is defined in Section 4.1(m).
“Confidentiality Breach” is defined in Section 5.1(a)(iii).
“Control” means, with respect to intellectual property rights and a party, owned by such party or licensed to such party or its Affiliates and for which such Party or an Affiliate thereof controls prosecution and maintenance.
“Covered gantenerumab IP” means, collectively, the MorphoSys gantenerumab IP and the Roche IP.
“Covered Tremfya IP” means, collectively, the MorphoSys Tremfya IP and the Centocor IP.
“Disclosing Party” is defined in Section 6.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Dyax” means DYAX Corp.
“Dyax License Agreement” means that certain Patent License Agreement by and between the Seller and Dyax, dated as of November 20, 2007.
“EMA” means the European Medicines Agency or any successor agency thereto.
“Escrow Account” is defined in Section 5.1(d).
“Escrow Agreement” is defined in Section 5.1(d).
“Excess Amount” is defined in Section 5.2(d).
“Exchange Act” is defined in Section 4.1(m).
“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto in the United States.
“First Melbourne License Agreement” means that certain License of Intellectual Property, by and between the Seller and Melbourne, dated as of April 27, 2007.
“gantenerumab” means any product that contains the monoclonal antibody gantenerumab either alone or in combination with one or more other active ingredients, including as covalently joined to another component, in each case, in any preparation, strength, form (including pegylated versions), formulation (including whether short-acting or extended-release), administration or delivery route.
“Gantenerumab New Arrangement” is defined in Section 5.11(c).
“Gantenerumab Reversionary Rights” is defined in Section 5.11(c).

“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“GSK” means GlaxoSmithKline Intellectual Property Development Limited and any successor thereof, as permitted pursuant to the terms of this Agreement and the GSK License Agreement.
“GSK Field” has the meaning ascribed to “Licensed Field” in Section 1.48 of the GSK License Agreement.
“GSK License Agreement” means that certain Development and License Agreement, dated June 3, 2013, by and between the Seller and GSK.
“GSK Milestone Payments” means (i) all amounts due, paid or payable under Section 6.3 of the GSK License Agreement and (ii) any interest payable to the Seller on such amounts under Section 6.8.3 of the GSK License Agreement.
“GSK Net Sales” has the meaning ascribed to “Net Sales” in Section 1.59 of the GSK License Agreement.
“GSK Royalty” means (i) all payments payable to Seller under Section 6.4 of the GSK License Agreement with respect to GSK Net Sales of otilimab, including any payments to the Seller with respect to a claim for infringement of the MorphoSys otilimab IP that are treated as GSK Net Sales pursuant to Section 7.2.3 of the GSK License Agreement, (ii) any payments to the Seller under the GSK License Agreement in lieu of such payments of the foregoing clause (i), (iii) any payments to the Seller with respect to a claim for infringement of the MorphoSys otilimab IP, other than those treated as GSK Net Sales pursuant to Section 7.2.3 of the GSK License Agreement, and (iv) any interest payable to the Seller on the amounts set forth in clauses (i) to (iii) under Section 6.8.3 of the GSK License Agreement.
“GSK Royalty Reports” means the quarterly reports deliverable by GSK pursuant to Section 6.4.2 of the GSK License Agreement setting forth GSK Net Sales of otilimab.
“GSK Territory” has the meaning ascribed to “Territory” in Section 1.77 of the GSK License Agreement.
“HuCAL Antibody Patent Rights” has the meaning ascribed thereto in Section 1.20 of the Centocor License Agreement.
“Initial Centocor Instruction” is defined in Section 5.1(a)(i).
“Initial GSK Instruction” is defined in Section 5.1(b)(i).
“Initial Roche Instruction” is defined in Section 5.1(a)(ii).
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Knowledge of the Seller” means the actual knowledge of [REDACTED], in each case, after reasonable inquiry in such circumstances where such individual had knowledge reasonably indicating that further reasonable inquiry was warranted.
“License Agreements” means, collectively, the Centocor License Agreement, the GSK License Agreement and the Roche License Agreement.
“Licensee” or “Licensees” means, individually and collectively, Centocor, GSK and Roche.
“Licensee Instructions” means, collectively and as applicable, the Initial Centocor Instruction, the Alternative Centocor Instruction, the Initial GSK Instruction, the Alternative GSK Instruction, the Initial Roche Instruction and the Alternative Roche Instruction.
“Licensee IP” means, collectively, the Centocor IP and the Roche IP.
“Licensee Patents” means, collectively, the Centocor Patent Rights included in the Centocor IP and the Roche Patents included in the Roche IP.
“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Marketing Approval” means any NDA or BLA (including conditional approval) approved by the FDA, a marketing authorization application approved by the EMA under the centralized European procedure, or any analogous non-U.S. or non-EMA application, registration or certification granting marketing authorization that is approved by the applicable Regulatory Authority.
“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder, (iv) a material adverse effect on the rights of the Seller under any of the License Agreements, (v) a material adverse effect on the validity or enforceability of any of the Licensed Patents, or (vi) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Buyer in respect of any portion of the Acquired Assets or the right of the Buyer to receive such payments.
“Material MorphoSys Product IP “ means the MorphoSys Product IP, except the Patent Rights related to MorphoSys’ technological antibody patents that do not cover Royalty Products. In particular, the MorphoSys Patent Rights as defined in Section 1.34 of the Roche License Agreement and the MORPHOSYS Patent Rights as defined in Section 1.34 of the Centocor License Agreement shall not be Material MorphoSys Product IP.
“Material Summary” is defined in Section 6.4.
“Melbourne” means The University of Melbourne.
“Melbourne Patent Rights” means the Patent Rights licensed by Melbourne to the Seller pursuant to the First Melbourne License Agreement and the Second Melbourne License Agreement and sublicensed by the Seller to GSK pursuant to the GSK License Agreement.

“Merger” is defined in the preamble.
“MorphoSys gantenerumab IP” means, collectively, the MorphoSys gantenerumab Know-How and the MorphoSys gantenerumab Patents.
“MorphoSys gantenerumab Know-How” has the meaning ascribed to “MorphoSys Know-How” in Section 1.33 of the Roche License Agreement.
“MorphoSys gantenerumab Patents” means, collectively, the “Gantenerumab Patent Rights” and the “MorphoSys Patent Rights” as defined in Section 1.25 and Section 1.34 of the Roche License Agreement respectively.
“MorphoSys otilimab IP” means, collectively, the MorphoSys otilimab Know-How and the MorphoSys otilimab Patents.
“MorphoSys otilimab Know-How” has the meaning ascribed to “Licensed Know-How” in Section 1.49 of the GSK License Agreement.
“MorphoSys otilimab Patents” has the meaning ascribed to Licensed Patents in Section 1.50 of the GSK License Agreement.
“MorphoSys Product IP” means, collectively, the MorphoSys Tremfya IP, the MorphoSys otilimab IP, and the MorphoSys gantenerumab IP.
“MorphoSys Tremfya IP” means, collectively, the MorphoSys Tremfya Patents and the MorphoSys Tremfya Know-How.
    “MorphoSys Tremfya Patents” has the meaning ascribed to MORPHOSYS Patent Rights in Section 1.34 of the Centocor License Agreement.

    “MorphoSys Tremfya Know-How” means, collectively, the MORPHOSYS Technology and HuCAL Antibody Technology as defined in Section 1.36 and Section 1.21 of the Centocor License Agreement respectively, excluding Patents.
“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the Federal Food, Drug, and Cosmetic Act with respect to a pharmaceutical product.
“New Gantenerumab Licensee” is defined in Section 5.11(c).
“New Otilimab Licensee” is defined in Section 5.11(b).
“New Tremfya Licensee” is defined in Section 5.11(a).
“Offer” is defined in the preamble.
“Offer Acceptance Time” is defined in the preamble.
“otilimab” means any product that contains the monoclonal antibody otilimab either alone or in combination with one or more other active ingredients, including as covalently joined to another component, in each case, in any preparation, strength, form (including pegylated versions), formulation (including whether short-acting or extended-release), administration or delivery route.

“Otilimab New Arrangement” is defined in Section 5.11(b).
“Otilimab Reversionary Rights” is defined in Section 5.11(b).
“Patent Right” means all rights under any patent or patent application, anywhere in the world, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.
“Percivia Agreement” means that certain Research and Commercial License Agreement between MorphoSys and Percivia LLC, dated as of August 15, 2006.
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar Liens for amounts not yet due and payable, (ii) statutory Liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith and (iii) other Liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets provided that, in each case, such Liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller).
“Permitted Reduction” means any Royalty Reduction [REDACTED].
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.
“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes with respect to any of the License Agreements with respect to the Acquired Assets.
“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.
“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Revenue Participation Rights” is defined in the RPR P&S Agreement.
“Roche” means, collectively, F. Hoffman-La Roche Ltd and Hoffmann-La Roche Inc., and, in each case, any successor thereof, as permitted pursuant to the terms of this Agreement and the Roche License Agreement.
“Roche Consent” is defined in Section 5.1(c)(iii).
“Roche Field” has the meaning ascribed to “Field” in Section 1.22 of the Roche License Agreement.
“Roche IP” means, collectively, the Roche Patents and the Roche Know-How.

“Roche Know-How” has the meaning ascribed to “Roche Know-How” in Section 1.43 of the Roche License Agreement.
“Roche License Agreement” means that certain Restated Collaboration and License Agreement by and between the Seller and Roche, dated July 24, 2014.
“Roche Licensed Product” has the meaning ascribed to “Product” in Section 1.38 of the Roche License Agreement.
“Roche Net Sales” has the meaning ascribed to “Net Sales” in Section 1.35 of the Roche License Agreement.
“Roche Patents” has the meaning ascribed to “Roche Gantenerumab Patent Rights” in Section 1.44 of the Roche License Agreement.
“Roche Royalty” means (i) all payments payable to Seller under Section 9.3 of the Roche License Agreement with respect to Roche Net Sales of gantenerumab, (ii) any payments to the Seller under the Roche License Agreement in lieu of such payments of the foregoing clause (i), (iii) any payments to the Seller with respect to a claim for infringement of the MorphoSys gantenerumab IP or the Roche IP, and (iv) any interest payable to the Seller on the amounts set forth in clauses (i) to (iii) under Section 10.2 of the Roche License Agreement.
“Roche Royalty Reports” means the quarterly reports deliverable by Roche pursuant to Section 10.5 of the Roche License Agreement setting forth the Roche Net Sales of gantenerumab.
“Roche Territory” has the meaning ascribed to “Territory” in Section 1.48 of the Roche License Agreement.
“Royalty Products” means, collectively, Tremfya, otilimab and gantenerumab.
“Royalty Reduction” means any adjustment, counterclaim, reduction, credit, offset reduction or deduction of the Acquired Assets.
“Second Melbourne License Agreement” means that certain Research and License Agreement, by and between the Seller and Melbourne, dated as of April 29, 2009.
“Seller” is defined in the preamble.
“Set-Off” means any set-off, by contract or otherwise.
“Shortfall Amount” is defined in Section 5.2(d).
“Subscription and License Agreement” means that certain Restated and Amended Subscription and License Agreement by and between the Seller and Centocor, dated December 22, 2004.
“Target” is defined in the preamble.
“Target Recharacterization Agreement” means that certain Target Recharacterization Agreement by and between the Seller and Centocor, dated December 22, 2004.
“Termination Fee” is defined in Section 9.1.

“Third Party Fees” has the meaning ascribed thereto in Section 9.4 of the Roche License Agreement.
“Third Party Payments” has the meaning ascribed thereto in Section 1.81 of the GSK Agreement.
“Therapeutics Product” has the meaning ascribed thereto in Section 6.4.1(a) of the GSK Agreement.
“Third Party Request” has the meaning ascribed thereto in Section 3.12 of the Centocor License Agreement.
“RPA Transaction Documents” means this Agreement, the Bill of Sale, the Licensee Instructions, the Centocor Consent, the Roche Consent and, if entered into pursuant to Section 5.1(d), the Escrow Agreement.
“Transaction Documents” means the RPA Transaction Documents, the RPR P&S Agreement, the Bond Purchase Agreement, and the exhibits, annexes, schedules and ancillary agreements and instruments with respect thereto.
“Tremfya” means, collectively, (a) the product known as TREMFYA® (guselkumab), and (b) any other product that contains the monoclonal antibody guselkumab either alone or in combination with one or more other active ingredients, including as covalently joined to another component, in each case of (a) and (b), in any preparation, strength, form (including pegylated versions), formulation (including whether short-acting or extended-release), administration or delivery route.
“Tremfya New Arrangement” is defined in Section 5.11(a).
“Tremfya Reversionary Rights” is defined in Section 5.11(a).
“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.
“Upstream IP” means, collectively, the Upstream Patent Rights and Upstream Know-How.
“Upstream Know-How” means the Know-How licensed to Seller under the Upstream License Agreements.
“Upstream License Agreements” means, collectively, those license agreements set forth in Schedule 4.1(j)(i), and any other license agreement between the Seller or any of its Affiliates and any third party pursuant to which the Seller or any of its Affiliates obtains a license, covenant not to sue or equivalent grant of rights to any Patent Right or other intellectual property rights of such third party that covers the Development or Commercialization of any of the Royalty Products.
“Upstream Patent Rights” means, collectively, the Patent Rights licensed to Seller under the Upstream License Agreements.
“VAT” means (i) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for or levied in addition to, such tax referred to in (i), or imposed elsewhere, including, in each case of (i) or (ii), any interest, penalty, addition thereto (whether disputed or not) and any other related costs, interest, fees, charges and expenses of whatsoever nature.
“XOMA” means XOMA Ireland Limited.
“XOMA License Agreement” means that certain License Agreement by and between the Seller and XOMA, dated as of February 1, 2002 and as amended and restated on February 13, 2003.
“XOMA Patent Rights” means the Patent Rights listed in Schedule 1.17 of the XOMA License Agreement.
Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)references to a Person are also to its permitted successors and assigns;
(e)definitions are applicable to the singular as well as the plural forms of such terms;
(f)unless otherwise indicated, references to an “Article”, “Section” or ”Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;
(h)references to the Transaction Agreements include any amendments or modifications to such Transaction Agreements made not in violation of the terms thereof; and
(i)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 1.3Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Article 2
PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY
Section 2.1    Purchase, Sale and Assignment. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to the Acquired Assets. The sale, transfer, assignment and conveyance to the Buyer of the Revenue Participation Rights shall be effected by and subject to the terms and conditions of the RPR P&S Agreement.
Section 2.2    Payment of Purchase Price.
(a)The purchase price to be paid to the Seller at the Closing for the sale, transfer, assignment and conveyance to the Buyer of the Seller’s and its Affiliates’ right, title and interest in and to the Acquired Assets to the Buyer is the noncreditable and nonrefundable [REDACTED] (the “Closing Purchase Price”) without set-off (by contract or otherwise), by wire transfer of immediately available funds to the account(s) specified by the Seller reasonably in advance of Closing.
(b)Following the Closing, following the occurrence of each of the following events (each, a “Payment Triggering Event”), the Buyer shall make a noncreditable and nonrefundable cash payment (each, an “Additional Purchase Price Payment” and, collectively with the Closing Purchase Price, the “Purchase Price”), without set-off (by contract or otherwise), to the Seller in the amount corresponding to such Payment Triggering Event.

[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
(c)The Seller hereby agrees and acknowledges that: (i) the Additional Purchase Price Payments are contingent payment obligations of the Buyer and there can be no assurance regarding the occurrence of any of the Payment Triggering Events corresponding to each Additional Purchase Price Payment and (ii) the Buyer shall have no obligation or liability with respect to any Additional Purchase Price Payment unless and until the corresponding Payment Triggering Event has occurred. Any Additional Purchase Price Payment owed to the Seller by the Buyer in accordance with this Section 2.2 shall be paid to the Seller, without set-off (by contract or otherwise), by wire transfer of immediately available funds, to the account specified by the Seller in a writing delivered to the Buyer, within ten (10) Business Days following the occurrence of a Payment Triggering Event. A late fee of [REDACTED] over the Prime Rate shall accrue on any portion of any Additional Purchase Price Payment that is not paid when due hereunder. For clarity, only one Additional Purchase Price Payment shall be due hereunder with respect to each Payment Triggering Event; no Additional Purchase Price Payment shall be payable for subsequent or repeated achievements of any applicable Payment Triggering Events. Each party hereto further agrees and acknowledges that the other party shall have the right to offset any amounts owed by such party to the other party under the Transaction Documents.

(d)[REDACTED].
Section 2.3    No Assumed Obligations, Etc.
Notwithstanding any provision in this Agreement to the contrary, the Buyer is hereunder purchasing, acquiring and accepting only the Acquired Assets, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under any of the License Agreements or otherwise. Except as specifically set forth herein in respect of the Acquired Assets purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other assets of the Seller. Notwithstanding any provision in this Agreement to the contrary, the Seller is not, by its sale, transfer, assignment and conveyance of the Acquired Assets to the Buyer, assigning or transferring to the Buyer legal or beneficial ownership in (i) any License Agreement, or (ii) any intellectual property rights (including trademarks, Patent Rights, utility models or Know-How) in connection with the Acquired Assets, and all provisions in this Agreement shall be interpreted accordingly.
Section 2.4    True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Acquired Assets and the Seller relinquishes all title and control over the Acquired Assets upon such sale, transfer, assignment and conveyance. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or to any of the Seller’s Affiliates, or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Acquired Assets and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of Seller’s estates in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Acquired Assets under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller or its subsidiaries. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Acquired Assets as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the Buyer as the secured party in respect of the Acquired Assets. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller shall grant to the Buyer, as security for the payment of amounts to the Buyer equal to the net present value of the Acquired Assets (including a market rate of return thereon) less all payments of the Acquired Assets received by the Buyer pursuant to this Agreement, a security interest in and to all right, title and interest of the Seller, in, to and under the Acquired Assets, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.
Section 2.5    VAT. The parties hereto acknowledge and agree that no VAT liability is expected to arise in connection with any of the transactions contemplated by this Agreement.

Article 3
CLOSING
Section 3.1    Closing; Payment of Closing Purchase Price. The purchase and sale of the Acquired Assets shall take place remotely via the exchange of documents and signatures (the “Closing”) immediately following the Offer Acceptance Time (other than those conditions that by their nature are to be satisfied at the Closing) or at such other place, time and date as the parties hereto may mutually agree (the “Closing Date”). At the Closing, the Buyer shall pay the Closing Purchase Price to the Seller in accordance with Section 2.2(a).
Section 3.2    Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions precedent:
(a)Seller’s Closing Certificate. The Seller shall have delivered to the Buyer a certificate of the CEO and CFO of the Seller, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of the Seller executing the RPA Transaction Documents and (ii) as to the attached copies of Seller’s articles of association (Satzung), rules of procedure of Seller’s Supervisory Board and resolutions adopted by a resolution of the Management Board of Seller authorizing the execution and delivery by the Seller of the RPA Transaction Documents and the consummation by the Seller of the transactions contemplated thereby.
(b)Legal Opinion. The Company shall have delivered to the Buyer (i) legal opinions of Skadden, Arps, Slate Meagher & Flom LLP, as counsel to the Seller, in substantially the form attached hereto as Exhibit C-1 and (ii) a legal opinion of the general counsel of the Seller, in substantially the form attached hereto as Exhibit C-2.
(c)Form W-8BEN-E. The Seller shall have delivered to the Buyer a valid, properly executed IRS Form W-8BEN-E certifying that payments of the Purchase Price to the Seller are exempt from U.S. federal withholding tax pursuant to an income tax treaty to which the United States is a party and establishing that the Seller is exempt from backup withholding of U.S. federal income tax.
(d)No Injunction. There shall not have been issued and be in effect any Judgment by or before any court of competent jurisdiction in an action brought by any Governmental Entity that enjoins or prevents the consummation of the transactions contemplated by this Agreement.
(e)Acquisition Agreement; Offer. The occurrence of the Offer Acceptance Time.
(f)RPR P&S Agreement. The transactions contemplated by the RPR P&S Agreement shall close simultaneously with the Closing.
(g)Bond Purchase Agreement. The Bond Purchase Agreement shall have been executed and delivered by the Seller on the date hereof.
Section 3.3    Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions precedent:
(a)Buyer’s Incumbency Certificate. At the Closing, the Buyer shall deliver to the Seller a certificate of the Secretary of the manager of the Buyer, dated as of the

Closing Date, certifying as to the incumbency of the officer executing this Agreement on behalf of the Buyer.
(b)Legal Opinion. Matheson, as counsel to the Buyer, shall have delivered to the Seller a duly executed legal opinion in substantially the form attached hereto as Exhibit D.
(c)No Injunction. There shall not have been issued and be in effect any Judgment before any court of competent jurisdiction in an action brought by any Governmental Entity that enjoins or prevents the consummation of the transactions contemplated by this Agreement.
(d)RPR P&S Agreement. The transactions contemplated by the RPR P&S Agreement shall close simultaneously with the Closing.
(e)Bond Purchase Agreement. The Bond Purchase Agreement shall have been executed and delivered by the Buyer on the date hereof.
(f)Tax Documentation. The Buyer shall have delivered to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that royalty payments to the Buyer of or in respect of the Acquired Assets are exempt from U.S. federal withholding tax pursuant to the U.S.-Ireland income tax treaty.
Section 3.4    Bill of Sale. At the Closing, upon confirmation of the receipt of the Closing Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Acquired Assets, in substantially the form attached hereto as Exhibit E (the “Bill of Sale”).
Article 4
REPRESENTATIONS AND WARRANTIES
Section 4.1    Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedules, the Seller represents and warrants to the Buyer that as of the date hereof:
(a)Existence; Good Standing. The Seller is a public limited company (Aktiengesellschaft) duly organized, validly existing and in good standing under the laws of Germany. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)Authorization. The Seller has all requisite public limited company power and authority to execute, deliver and perform its obligations under the RPA Transaction Documents. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
(c)Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws or indemnification or by other equitable principles of general application.

(d)No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, including the execution, delivery and performance of the other RPA Transaction Documents, do not and shall not (i) contravene or conflict with the articles of association or the rules of the Supervisory Board of the Seller, (ii) contravene or conflict with or constitute a material default under any law, rule, regulation or Judgment binding upon or applicable to the Seller or the Acquired Assets, (iii) contravene or conflict with or constitute a default by Seller under any License Agreement or (iv) contravene or conflict with or constitute a material default by Seller under any other material contract or material agreement binding upon or applicable to the Seller or the Acquired Assets.
(e)Consents. Except for the consents that have been obtained on or prior to the Closing and as set forth on Disclosure Schedule 4.1(e), or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of the RPA Transaction Documents, (ii) the performance by the Seller of its obligations under the RPA Transaction Documents or (iii) the consummation by the Seller of any of the transactions contemplated by the RPA Transaction Documents.
(f)No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller or any of its Affiliates is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.
(g)Compliance with Laws. Neither the Seller nor any of any of its Affiliates is in violation of, and to the Knowledge of the Seller, neither the Seller nor any of its Affiliates is under investigation with respect to nor has the Seller or any of its Affiliates been threatened to be charged with or given notice of any violation of, any law, rule, regulation or Judgment applicable to the Seller or any of its Affiliates, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)No Undisclosed Events or Circumstances. Except for the transactions contemplated hereby, no event or circumstance has occurred and is continuing with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule, regulation or Judgment, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened in writing against the Seller or any of its Affiliate which questions the validity of any of the RPA Transaction Documents or the transactions contemplated hereby. There is no action, suit, claim, investigation or proceeding pending or threatened in writing against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that would, individually or in the aggregate, be reasonably be expected to result in a Material Adverse Effect.
(i)License Agreements. [REDACTED]
(i)No Other Agreements. [REDACTED].
(ii)Licenses/Sublicenses. [REDACTED].
(iii)Validity and Enforceability of License Agreements. [REDACTED].

(iv)Licensed Products.
(A)Tremfya is a Licensed Therapeutic Antibody Product (as defined in the Centocor License Agreement). Subject to the terms and conditions of the Centocor License Agreement, (i) Centocor and its Affiliates are required to pay the Centocor Royalty pursuant to Section 5.6 of the Centocor License Agreement on Centocor Net Sales of Tremfya in the Centocor Field in the Centocor Territory and (ii) the Seller has the right to receive the Centocor Royalty on Centocor Net Sales of Tremfya in the Centocor Field in the Centocor Territory.
(B)Otilimab is a Therapeutic Product (as defined in the GSK License Agreement). Subject to the terms and conditions of the GSK License Agreement, (i) GSK is required to pay the GSK Royalty pursuant to Section 6.4 of the GSK License Agreement on GSK Net Sales of otilimab in the GSK Field in the GSK Territory and (ii) the Seller has the right to receive the GSK Royalty on GSK Net Sales of otilimab in the GSK Field in the GSK Territory.
(C)Gantenerumab is a Roche Licensed Product (as defined in the Roche License Agreement). Subject to the terms and conditions of the Roche License Agreement, (i) Roche is required to pay the Roche Royalty pursuant to Section 9.3.1 of the Roche License Agreement on all Roche Net Sales of any Roche Licensed Product in the Roche Field in the Roche Territory as provided therein and (ii) the Seller has the right to receive the Roche Royalty on Roche Net Sales of Gantenerumab in the Roche Field in the Roche Territory.
(v)No Liens or Assignments by the Seller. The Seller has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Centocor Royalty, the GSK Royalty, the GSK Milestone Payments, the Roche Royalty, the MorphoSys Product IP, any of the License Agreements or any of the Upstream License Agreements.
(vi)No Waivers or Releases. The Seller has not granted any material waiver under any License Agreement and has not released Centocor, GSK or Roche, in whole or in part, from any of its material obligations under the Centocor License Agreement, the GSK License Agreement or the Roche License Agreement, respectively.
(vii)No Termination. The Seller has not (A) given any notice of termination of any License Agreement (whether in whole or in part) or any notice expressing any intention to terminate any License Agreement or (B) received any notice of termination of any License Agreement (whether in whole or in part) or any notice expressing any intention to terminate any License Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of any License Agreement.

(viii)No Breaches or Defaults. There is and has been no material breach or default under any provision of any License Agreement either by the Seller (or any predecessor thereof) or, to the Knowledge of the Seller, by the Licensee party thereto (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default under any provision of any License Agreement either by the Seller or, to the Knowledge of the Seller, by the Licensee party thereto.
(ix)Payments Made. The Seller has received from each Licensee all royalty and milestone payments due and payable under the License Agreement to which such Licensee is party, including the GSK Milestone set forth in the second row of the third column of the table set forth in Section 6.3.1 of the GSK License Agreement and the GSK Milestone set forth in the third row of the second column of the table set forth in Section 6.3.1 of the GSK License Agreement, and[REDACTED], Seller has timely received from each Licensee the full amount of all other payments due and payable under the License Agreement to which such Licensee is party.
(x)No Assignments. The Seller has not consented to any assignment or other transfer by Centocor, GSK or Roche, or any of their respective predecessors, of any of their rights or obligations under the Centocor License Agreement, GSK License Agreement or Roche License Agreement, respectively, and, to the Knowledge of the Seller, none of Centocor, GSK or Roche have assigned or otherwise transferred or granted any Liens upon or with respect to any of its rights or obligations under the Centocor License Agreement, GSK License Agreement or Roche License Agreement, respectively, or, in the case of Centocor, any portion of its right, title and interest in and to the Centocor Tremfya IP, or in the case of Roche, any portion of its right, title and interest in and to the Roche IP, in each case, to any Person.
(xi)No Indemnification Claims. The Seller has not notified any Licensee or any other Person of, or otherwise made, any claims for indemnification under any of the License Agreements, nor has the Seller received any claims for indemnification under any of the License Agreements whether pursuant to the terms thereof or otherwise.
(xii)No Set-Off; Certain Royalty Reductions.
(A)[REDACTED].
(B)[REDACTED].
(C)[REDACTED].
(xiii)No Notice of Infringement. The Seller has not received any written notice from, or given any written notice to, (A) Centocor pursuant to Section 8.2(a) of the Centocor License Agreement or otherwise in regards to any claim of infringement of the Covered Tremfya IP, (B) GSK pursuant to Section 7.3 of the GSK License Agreement or otherwise in regards to any claim or infringement of third party Patent Rights by the manufacture, offer for sale, sale, import or use of otilimab or (C) Roche pursuant to Section 13.6 of the Roche License Agreement or otherwise in regards to any claim of infringement of the Covered gantenerumab IP, or pursuant to section 13.7 of the Roche License Agreement or otherwise in regards to any claim or infringement of third party

Patent Rights by the conduct of the Collaboration Program (as defined in the Roche License Agreement) manufacture, offer for sale, sale, import or use of gantenerumab.
(xiv)Audits. The Seller has not initiated, pursuant to Section 5.10 of the Centocor License Agreement, Section 6.6 of the GSK License Agreement, Section 12.1 of the Roche License Agreement, or otherwise, any inspection or audit of books of accounts or other records of any Licensee or the calculation of any amounts payable to the Seller under any of the License Agreements.
(j) [REDACTED]
(i)The Seller has delivered to the Buyer true, correct and complete copies of the agreements set forth on Disclosure Schedule 4.1(j).
(ii)[REDACTED].
(iii)[REDACTED].
(iv)[REDACTED].
(v)[REDACTED].
(vi)Payments Made. The Seller has timely paid each Upstream Licensor the full amount of the payments due and payable under the Upstream License Agreement(s) to which such Upstream Licensor is party.
(vii)No Assignments. Seller has not consented to any assignment by any Upstream Licensor of (where it has the right to consent), nor, to the Knowledge of the Seller has any Upstream Licensor assigned, the Upstream License Agreement(s) to which such Upstream Licensor is party (in each case, in whole or in part). Seller has not assigned, in whole or in part, and has not granted any Liens upon or security interests with respect to, any Upstream License Agreement.
(viii)[REDACTED].
(k)[REDACTED].
(l)Intellectual Property.
[REDACTED].
(m)Commission Documents. Since January 1, 2020, the Seller has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). As of its date, each Commission Document filed since January 1, 2020, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, no such Commission Document since January 1, 2020, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Seller included in the Commission Documents filed with the Commission since January 1, 2020, complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Seller as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments)
(n)UCC Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding ten years has been, “MorphoSys AG”. Seller is, and for the prior ten (10) years has been, organized in Germany.
(o)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(p)Taxes. The Seller has not received written notice or, to the Knowledge of the Seller, oral notice from any Licensee of any intention to withhold or deduct any material tax from future payments to the Seller. There are no existing Liens for taxes on the Acquired Assets (or any portion thereof) other than Liens for taxes not yet due. There have been no, and there are no ongoing, tax audits or tax investigations (and the Seller has not been informed or notified in writing of any pending tax audits or tax investigations) with respect to any payment made to the Seller under the License Agreements. To the knowledge of the Seller, none of the arrangements under the License Agreements are treated as a partnership for U.S. tax purposes and the Seller has never taken the position for U.S. federal income or other tax purposes that any arrangements under any License Agreement is treated as such. The Seller has never received an IRS Schedule K-1 or other U.S. tax form reporting that the Seller is a partner in a partnership as a result of being a party to the License Agreements.
Section 4.2    The Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the date hereof:
(a)Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle duly organized, validly existing and in good standing under the laws of Ireland.
(b)Enforceability. This Agreement has been duly executed and delivered by an authorized director of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(c)No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law, rule, regulation or Judgment binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement binding upon or applicable to the Buyer.
(d)Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with 0, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(e)Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
(g)Financing. The Buyer has sufficient cash on hand to pay the entire Closing Purchase Price and will have sufficient cash on hand to pay each Additional Purchase Price Payment, in each case when and if payable. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(h)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Setion 4.3    No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE SELLER MAKES NO, AND DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF ANY LICENSE AGREEMENT, ANY LICENSED PATENTS, THE ACQUIRED ASSETS (INCLUDING THE FUTURE AMOUNT OR POTENTIAL AMOUNT THEREOF), THE CREDITWORTHINESS OF ANY LICENSEE OR ANY SUBLICENSEE THEREOF, OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
Article 5
COVENANTS
Section 5.1    Licensee Payment Agreements; Escrow.
(a)Centocor Communications.
(b) [REDACTED]GSK Communications.
[REDACTED].
(c)Roche Communications.

(d) [REDACTED]Escrow Agreement[REDACTED]
Section 5.2    Payments; Payments Received In Error; Interest.
(a)The Licensee under each License Agreement is obligated to pay all amounts payable by it pursuant to such License Agreement in accordance with that License Agreement’s terms. If the Licensee does not pay any such obligated payable amounts, this Agreement does not impose an obligation on the Seller to make Buyer whole with respect to such amounts payable but not paid by Licensee that comprise Acquired Assets.
(b)Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Acquired Assets is made to the Seller (or to any of the Seller’s Affiliates or designees), notwithstanding the terms of the Licensee Instructions and, if entered into pursuant to Section 5.1(d), the Escrow Agreement, then (i) until paid to the Buyer, the Seller shall hold (or cause its Affiliate or designee to hold) such payment received in trust for the benefit of the Buyer, (ii) the Seller (or its Affiliate or designee) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any Lien thereon and (iii) the Seller shall notify (or shall cause its Affiliate or designee to notify) the Buyer of such wire transfer and provide reasonable details regarding such erroneous payment and shall pay (or shall cause its Affiliate or designee to pay) an amount equal to such payment to the Buyer, promptly (and in any event within ten (10) Business Days) after receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer.
(c)Commencing on the Closing Date and at all times thereafter, if any payment due under a License Agreement that does not constitute a portion of the Acquired Assets is made to the Buyer (or to any of the Buyer’s Affiliates or designees), notwithstanding the terms of the Licensee Instructions and, if entered into pursuant to Section 5.1(d), the Escrow Agreement, then (i) until paid to the Seller, the Buyer shall hold (or cause its Affiliate or designee to hold) such payment received in trust for the benefit of the Seller, (ii) the Buyer (or its Affiliate or designee) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any Lien thereon and (iii) the Buyer shall notify (or shall cause its Affiliate or designee to notify) the Seller of such wire transfer and provide reasonable details regarding such erroneous payment and shall pay (or shall cause its Affiliate or designee to pay) an amount equal to such payment to the Seller, promptly (and in any event within ten (10) Business Days) after receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller.
Section 5.3    [REDACTED]Set-Off; Certain Royalty Reductions. If any Licensee exercises any (a) Set-Off against any payment of the Acquired Assets based on any alleged liability of the Seller to the Licensee or (b) any Royalty Reduction that is not a Permitted Reduction, then such Set-Off or Royalty Reduction shall not reduce any payment of the Acquired Assets otherwise payable to the Buyer, and if such Set-Off or Royalty Reduction reduces any payment of the Acquired Assets to less than the full amount of the Acquired Assets to which the Buyer would otherwise be entitled hereunder, then Seller shall promptly (and in any event within twenty (20) Business Days following the payment of the Acquired Assets affected by such Set-Off or Royalty Reduction) make a true-up payment to the Buyer, by wire transfer of immediately available funds to an account designated in writing by the Buyer, such that the Buyer receives the full amount of the payment(s) of such Acquired Assets that would have been payable to the Buyer had such Set-Off or Royalty Reduction not occurred. [REDACTED].
Section 5.4    Notices and Other Information to Licensees. The Seller shall not, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), send any material written notice or correspondence to Roche with respect to any of the Acquired Assets or gantenerumab, and shall send such written notice or correspondence to Roche as the Buyer shall reasonably instruct. The Seller shall not, without the prior written consent of the Buyer, send any material written notice or correspondence to GSK or Centocor with respect to any of the Acquired Assets, otilimab (in the case of GSK) or Tremfya (in the case of Centocor), and shall send such written notice or correspondence to any Licensee as the Buyer shall reasonably instruct.
Section 5.5    Inspections and Audits of Licensees; Update Meetings.
(a)If (and, with respect to the Centocor Royalty, the GSK Royalty or the GSK Milestone Payments, only if) requested in writing by the Buyer, the Seller shall cause an inspection or audit to be made by an independent public accounting firm under Section 5.10 of the Centocor License Agreement, Section 6.6 of the GSK License Agreement, or Section 12.1 of the Roche License Agreement, as applicable, in each case in accordance with the terms and conditions of the corresponding License Agreement. With respect to any such inspection or audit, the Seller shall, for purposes of Section 5.10 of the Centocor License Agreement, Section 6.6 of the GSK License Agreement or Section 12.1 of the Roche License Agreement, as the case may be, select such independent public accounting firm as the Buyer shall recommend for such purpose (as long as such independent certified public accountant is reasonably acceptable to Centocor as required by Section 5.10 of the Centocor License Agreement or to GSK as required by Section 6.6 of the GSK License Agreement, as the case may be). The Buyer shall pay the Seller all expenses, in the case of the Centocor License Agreement or the GSK License Agreement, or sixty percent (60%) of the expenses, in the case of the Roche License Agreement, of any inspection or audit requested by the Buyer (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the Centocor License Agreement, GSK License Agreement, or the Roche License Agreement, as the case may be (if and as such expenses are actually incurred by the Seller). If the Seller undertakes any inspection or audit under Section 12.1 of the Roche License Agreement not at the direction of the Buyer, the Seller shall deliver to the Buyer copies of all work product, audit reports, and other written materials prepared by the independent public accounting firm selected by the Seller for the purpose of such audit.
(b)
(i)If requested in writing by the Buyer, the Seller shall request a written update from or update meeting with Roche pursuant to and in accordance with Section 5.1 of the Roche License Agreement. The Seller may request a written update from or update meeting with Roche under Section 5.1 of the Roche License Agreement with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).
(ii)The Seller shall use commercially reasonable efforts to ensure that a representative of the Buyer may attend any such update meeting. If, notwithstanding the Seller’s commercially reasonable efforts, Roche is unwilling to invite a representative of the Buyer to such meeting, or in connection with any such request for a written update, the Seller shall ask such reasonable questions of the Alliance Director (as defined in the Roche License Agreement) as the Buyer may request in advance in writing.
(iii)The Seller shall promptly (but no later than five (5) Business Days following its receipt of such a written update from Roche or such meeting with Roche) provide the Buyer with, as applicable (A) a copy of the written update, (B) any written communications or written materials provided to the Seller by Roche in connection with the update meeting or written update or (C) if an update meeting is held and a representative of the Buyer is not in attendance, a reasonably detailed summary of such update meeting. Prior to the Seller’s delivery of, or in the event of the failure of the Seller to obtain, an executed copy of the Roche Consent, Section 6.4 shall apply.

Section 5.6    Amendment, Waiver, etc. of License Agreements. The Seller (a) shall not, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), and (b) shall, if reasonably instructed in writing by the Buyer (subject to, solely in the case of the Roche License Agreement, the prior consent of the Seller, not to be unreasonably withheld, delayed or conditioned), amend, modify, waive, supplement or restate (or consent to any amendment, modification, waiver, supplement or restatement of) any provision of any License Agreement (but not terminate such License Agreement) or, following their respective execution, the Centocor Consent or the Roche Consent. Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Seller of any final amendment, modification, waiver, supplement or restatement of a License Agreement or, following their respective execution, the Centocor Consent or the Roche Consent, the Seller shall furnish a copy of the same to the Buyer. The Seller shall not deliver any further directions to Centocor, GSK or Roche regarding the payment of the Centocor Royalty, the GSK Royalty or the GSK Milestone Payments, or the Roche Royalty, respectively, without the prior written consent of the Buyer, and shall deliver such further direction to Centocor, GSK or Roche regarding the payment of the Centocor Royalty, the GSK Royalty or the GSK Milestone Payments, or the Roche Royalty, respectively, as the Buyer may reasonably request. For clarity, the Buyer will not send any directions with respect to the License Agreements or make or seek to make any changes to the License Agreements, other than in accordance with the terms of this Agreement.
Section 5.7    Maintenance of License Agreements.
(a)The Seller shall comply in all material respects with its obligations under each License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or default thereunder. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from Centocor, GSK or Roche of an alleged breach or default by the Seller under any of the provisions of the Centocor License Agreement, the GSK License Agreement or the Roche License Agreement, respectively, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice (or a written summary of any oral notice) and, subject to privilege obligations, supporting documentation. The Seller shall consult with the Buyer regarding such alleged breach or default and shall act as reasonably instructed by the Buyer (subject to, in the case of Roche, the prior consent of the Seller, not to be unreasonably withheld, delayed or conditioned) to cure any breaches or defaults by it under any License Agreement and shall give written notice to the Buyer upon curing any such breach or default. In connection with any dispute regarding any such alleged breach or default, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select.
(b)If (and only if) reasonably instructed by the Buyer in writing, the Seller shall forgive, release or compromise any amount owed to or becoming owed to the Seller under any License Agreement in respect of any portion of the Acquired Assets.
(c)The Seller shall promptly, and in any event within ten (10) Business Days, after receipt of any Third Party Request, give notice thereof and a copy thereof to the Buyer.
Section 5.8    Maintenance of Upstream License Agreements. Except as would not reasonably be expected to have a Material Adverse Effect, Seller shall maintain the Upstream License Agreements in full force and effect and shall not breach, violate or otherwise default under or fail to perform any of its obligations under any of the Upstream License Agreements, except where such performance is being contested in good faith by appropriate proceedings (provided that, during the pendency of any such dispute, Seller shall continue to comply with all of its other obligations under the Upstream License Agreements in accordance with this Section 5.8). The Seller shall not assign, amend, modify, waive, supplement or restate (or consent to any assignment, amendment, modification, waiver, supplement or restatement of) any provision of any Upstream License Agreement that would adversely impact the sublicenses granted to any Licensee in any License Agreement without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).
Section 5.9    Enforcement of License Agreements.
(a)Notice of Breaches by Licensees. Promptly (and in any event within five (5) Business Days) after the Seller becomes aware of, or comes to believe in good faith that there has been, a material breach or default of the Centocor License Agreement, the GSK License Agreement or the Roche License Agreement by Centocor, GSK or Roche, respectively, the Seller shall provide notice of such breach or default to the Buyer. In addition, the Seller shall provide to the Buyer a copy of any written notice of breach of or default under (or alleged breach of or default under) the Centocor License Agreement, the GSK License Agreement or the Roche License Agreement delivered by the Seller to Centocor, GSK or Roche, respectively, as soon as practicable and in any event not less than two (2) Business Days following such delivery.
(b)Enforcement of License Agreement. The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of any of Centocor’s, GSK’s or Roche’s obligations under the Centocor License Agreement, GSK License Agreement or Roche License Agreement, respectively. Following such consultation, the Seller shall exercise such rights and remedies with respect to any such breach as reasonably instructed by the Buyer (subject to, solely in the case of the Roche License Agreement, the prior consent of the Seller, not to be unreasonably withheld, delayed or conditioned), whether under such License Agreement or by operation of law, and in connection with any dispute regarding any such alleged breach or default, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select.
(c)Allocation of Proceeds and Costs of Enforcement. Each of the Buyer and the Seller shall bear fees and expenses incurred in enforcing Centocor’s, GSK’s or Roche’s obligations under the Centocor License Agreement, GSK License Agreement or Roche License Agreement ratably with their percentage royalty interest, respectively, pursuant to this Section 5.9. The Proceeds resulting from any enforcement of Centocor’s, GSK’s or Roche’s obligations under the Centocor License Agreement, GSK License Agreement or Roche License Agreement, respectively, undertaken at the Buyer’s request pursuant to this Section 5.9 shall be applied first to reimburse the Seller and the Buyer for any expenses incurred by them in connection with such enforcement, with the remainder of the Proceeds obtained with respect to the Centocor Royalty, the GSK Royalty or Roche Royalty distributed to the Buyer, to the extent such Proceeds constitute Acquired Assets, with the balance to the Seller. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 5.9.
Section 5.10    Termination of any License Agreement. The Seller shall not, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), and, shall, if reasonably instructed in writing by the Buyer, (i) exercise any right, or take any action, to terminate the Roche License Agreement, in whole or in part, (ii) agree with Roche to terminate the Roche License Agreement, in whole or in part, or (iii) take, or permit any Affiliate or sublicensee to take, any action, or fail to take an action, that would reasonably be expected to give Roche the right to terminate the Roche License Agreement, in whole or in part. The Seller shall not, without the prior written consent of the Buyer, (i) exercise any right, or take any action, to terminate either the GSK License Agreement or the Centocor License Agreement, in whole or in part, (ii) agree with GSK or Centocor to terminate the GSK License Agreement or the Centocor License Agreement, respectively, in whole or in part, or (iii) take, or permit any Affiliate or sublicensee to take, any action, or fail to take an action, that would reasonably be expected to give GSK or Centocor the right to terminate the GSK License Agreement or the Centocor License Agreement, respectively, in whole or in part.

[REDACTED]Preservation of Rights; No Liens. The Seller shall not, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), hereafter subject to a Lien (other than a Permitted Lien) any of its interest in any portion of the Material MorphoSys Product IP, the Upstream License Agreements or any of the License Agreements. The Seller shall not hereafter subject to a Lien (other than a Permitted Lien) any portion of the Acquired Assets. Without limiting the foregoing, the Seller may dispose of, sell, assign or otherwise transfer, or grant, incur or suffer to exist any Lien on, the portion of the Roche Royalty and/or the portion of the GSK Royalty that is not included in the Acquired Assets.
Enforcement; Defense; Prosecution and Maintenance.
(a)The Seller shall promptly inform the Buyer of any suspected likely infringement by a third party of any of the Patent Rights included in the Material MorphoSys Product IP, the Centocor Patents, Roche Patents or Upstream Patent Rights or any other Patent Right claiming the composition of matter of, or the method of making or using, any of the Royalty Products anywhere in the world. Without any obligation on the Seller to initiate any litigation, the Seller shall (i) provide to the Buyer a copy of any such written notice of any suspected infringement of any of the foregoing Patent Rights and all pleadings filed in such action and (ii) notify the Buyer of any material developments in any claim, suit or proceeding resulting from such infringement, including those that are delivered by Centocor to the Seller (whether under Section 8.2(a) of the Centocor License Agreement or otherwise), by GSK to the Seller, or by Roche to the Seller (whether under Section 13.6 of the Roche License Agreement or otherwise), as soon as practicable and in any event not less than five (5) Business Days following such delivery.
(b)If the Seller has the right to bring an enforcement action [REDACTED], the Seller shall, if requested in writing by the Buyer (and, solely in the case of the Roche License Agreement, consented to by the Seller, such consent not to be unreasonably withheld, delayed or conditioned), promptly, and in any event within five (5) Business Days after receipt of such request (and, in the case of the Roche License Agreement, consent by the Seller, such consent not to be unreasonably withheld, delayed or conditioned), exercise such right as requested by the Buyer and the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer shall select for such purpose. The Seller shall not bring any such infringement action without the Buyer’s prior consent (which, in the case of Roche, shall not be unreasonably withheld, conditioned or delayed).
(c)
(d)[REDACTED] [REDACTED]The Seller shall act as reasonably instructed by the Buyer to (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain any Patent Rights included in the MorphoSys Product IP, the Centocor Patents, the Roche Patents and Upstream Patent Rights for which it Controls the prosecution and maintenance, [REDACTED] including payment of maintenance fees or annuities on any such Patent Rights, (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of Patent Rights contemplated in the foregoing clause (i), for which it Controls the prosecution and maintenance, [REDACTED] and any other forms of patent term restoration in any applicable jurisdiction anywhere in the world, (iii) diligently enforce and defend (subject, in the case of the Roche Patents, to consent by the Seller, such consent not to be unreasonable withheld, conditioned, or delayed) the foregoing Patent Rights for which it Controls the defense and enforcement in the Centocor Territory, GSK Territory or Roche Territory, as applicable, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a third party for declaratory judgment of non-infringement or non-interference), at Buyer’s expense for all reasonable and documented costs and expenses, reimbursed monthly, and (iv) to the extent consistent with applicable law and regulation, not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against third party infringers), of any of the foregoing Patent Rights in anywhere in the world for which it Controls the prosecution and maintenance[REDACTED]. As between the parties, unless specifically requested in writing by the Buyer, (i) the maintenance fees or annuities on Patent Rights for which the Seller Controls the prosecution and maintenance in [REDACTED] the Centocor License Agreement shall be borne in full by the Buyer, (ii) eighty percent (80%) of the maintenance fees or annuities on Patent Rights for which the Seller Controls the prosecution and maintenance in [REDACTED] the GSK License Agreement shall be borne by the Buyer and (iii) sixty percent (60%) of the maintenance fees or annuities on Patent Rights for which the Seller Controls the prosecution and maintenance in [REDACTED] the Roche License Agreement shall be borne by the Buyer. For purposes of compliance with this Section 5.13(d), the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer shall select for such purpose.
Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Tax Documentation. From time to time during the term of this Agreement upon the reasonable request of the Seller, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that royalty payments to the Buyer under this Agreement are exempt from U.S. federal withholding tax pursuant to an income tax treaty to which the United States is a party. Buyer shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver to the Seller (to the extent it is legally eligible to do so) an updated IRS Form W-8BEN-E or any successor form establishing an exemption from U.S. federal withholding tax with respect to royalty payments made under this Agreement.
Tax Treatment of Transactions. The Seller and the Buyer agree that for Tax purposes, (a) the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Acquired Assets and (b) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to this Agreement shall be treated as received by the Seller as agent for the Buyer. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.16 on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing to such actions, except to the extent required to do otherwise pursuant to a “determination,” within the meaning of Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended, or a comparable provision of non-U.S. law. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 5.16, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 5.16.
Tax Matters. Subject to the Seller’s receipt of the documentation referenced in Section 3.3(f), the Seller and the Buyer agree that, under currently applicable law, no deduction or withholding for or on account of any U.S. or non-U.S. tax (including, for the avoidance of doubt, VAT and German withholding tax) is required to be made from any payment pursuant to the transactions, including the License Agreements, contemplated by this Agreement. If any amount is required by applicable law to be deducted or withheld, the parties shall cooperate fully in good faith, as and to the extent reasonably requested by the other party, (A) to eliminate or reduce any such deduction or withholding (including through the request and provision of any statement, forms or other documents to reduce or eliminate any such deduction or withholding, and the provision of any other assistance, including, for example, through a restructuring, to effect such reduction or elimination, and (B) in connection with any audit, litigation or other proceeding with respect to such withholding relating to the Acquired Assets.
Data Room.
(a)Within five (5) Business Days after the Closing, the Seller shall deliver to Buyer a CD or other storage media containing true, correct and complete copies of all documents uploaded to the virtual data room maintained by or otherwise provided by the Seller to the Buyer specifically for this transaction.
(b)Subject to the next sentence, within ten (10) Business Days after the date hereof, the Seller shall deliver to Buyer one CD or other storage media containing true, correct and complete copies of all documents uploaded to the virtual data room maintained by or otherwise provided by the Seller to the Buyer specifically for this transaction. Within ten (10) Business Days after the date hereof, the Seller shall deliver to Goodwin Procter LLP, counsel to the Buyer, one CD or other storage media containing true, correct and complete copies of all attorney-eyes only documents uploaded to the virtual data room maintained by or otherwise provided by the Seller to counsel to the Buyer. For clarity, such media and its contents are Confidential Information of the Seller.
Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Costs and Expenses. The costs and expenses of the parties with respect to Section 5.13 shall be shared by the parties ratably in accordance with their percentage ownership of the royalties and milestones for the Royalty Products.
Delegation. The Seller may delegate to the Buyer the enforcement or defense of the License Agreements in Section 5.9 and enforcement, defense prosecution and maintenance of Intellectual Property under Section 5.13 to the Buyer provided that the Buyer is thereby able to undertake the same activities contemplated by such sections without a substantive adverse effect on the Buyer’s ability to perform such actions under such sections (such as if the Seller is joined to a Buyer lawsuit for standing purposes and provides assistance necessary from the Seller).
Indemnification. The Buyer shall indemnify the Seller Indemnified Parties from and against any and all Losses resulting from actions under this Section 5.1, 5.4-5.6, 5.9, 5.10 and 5.13 undertaken at the Buyer’s written instruction.
Article 6
CONFIDENTIALITY; DATA ACCESS
Section 6.1    Confidentiality. Except as provided in this Article 6 or otherwise agreed in writing by the parties, the parties hereto agree that, beginning on the Closing Date and lasting until the expiration or termination of the last-to-expire or last-to-terminate Transaction Document, and for ten (10) years thereafter (or, in the case of trade secrets, for so long as the same are maintained as trade secrets by the Seller), each party (the “Receiving Party”) shall (and shall cause its subsidiaries to) keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in the Transaction Documents (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Transaction Documents (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of any Transaction Document;
(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.
Section 6.2    Certain Disclosure Limitations. Notwithstanding anything in this Agreement to the contrary, with respect to information which is subject to attorney-client or other privilege purported to be obligated to be disclosed by this Agreement, then, to the extent so obligated by this Agreement to be disclosed by this Agreement the Buyer and the Seller shall use commercially reasonable efforts to enter into a common interest agreement. During any period prior to entering into such common interest agreement, such information shall be communicated separately and to the extent and in such manner so as reasonably maximize disclosure of updates and information specified in this Agreement but protect such privilege and to abide by confidentiality obligations.
Section 6.3    Authorized Disclosure.
(a)Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:
(i)prosecuting or defending litigation;
(ii)complying with applicable laws, rules and regulations, including regulations promulgated by securities exchanges;
(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv)for regulatory, tax or customs purposes;
(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure consistent with this Agreement;
(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure consistent with this Agreement; or
(vii)disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure consistent with this Agreement.
(b)Notwithstanding the foregoing in this Article 6, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 6.3(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and, in any case use reasonable efforts to secure confidential treatment of such information.
(c)Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, or by the Target, for clarity, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement, the other Transaction Documents or the subject matter hereof or thereof without the prior written consent of the other party hereto or thereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).
Section 6.4    Certain Information Access.
(a)If any royalty reports, notices, documents correspondence or other information is specified to be provided to the Buyer pursuant to this Agreement and the access or use of such information by or for Buyer is not permissible due to confidentiality obligations under the applicable license or other agreement (a “Confidentiality Restriction”) (and proper consent has not been obtained from the applicable third party), then:
(b)    if such information is a royalty report, the Seller shall deliver to the Buyer a report, executed by a duly authorized officer of the Seller, (1) stating the amount of the royalty set forth in such report and payable in respect of the applicable sales revenue, for the applicable time period and (2) certifying (x) no deduction has been applied to reduce the Centocor Royalty, the Roche Royalty or the GSK Royalty, as applicable, other than those contained within the definition of Centocor Net Sales, Roche Net Sales or GSK Net Sales, as applicable, and (y) there is otherwise no material information in such royalty report that is different from, or other than, the amount stated pursuant to the foregoing clause (1); and

(c)if the information is any other reports, notices, documents, correspondence or other information, then to the extent permissible by the Confidentiality Restriction, the Seller shall deliver to the Buyer a written summary, certified by a senior employee of the Seller and to the extent providing such summary is not itself a Confidentiality Breach, of all information contained in such communication that the Seller reasonably believes is material (a “Material Summary”), provided, that, if the Seller is advised in writing by its counsel that providing the Buyer such Material Summary or other relevant information will constitute a Confidentiality Breach, then the Seller shall paraphrase or otherwise describe the substance for the Buyer of such communication to the maximum extent possible, as the Seller is advised in writing by its counsel is permissible under the applicable Confidentiality Restriction.
Article 7
TERMINATION
Section 7.1    Automatic Termination. This Agreement shall continue in full force and effect until the earlier of (a) sixty (60) days after such time as none of the Licensees (and, if applicable, New Licensee(s)) are obligated to make any payments of the Acquired Assets and (b) the termination of the Acquisition Agreement pursuant to its terms and the parties rights thereunder, at which point this Agreement shall automatically terminate, except, in each case, with respect to any rights that shall have accrued prior to such termination.
Section 7.2    Survival. Notwithstanding anything to the contrary in this Article 7, the following provisions shall survive termination of this Agreement: Section 5.2 (Payments Received in Error; Interest); Article 6 (Confidentiality; Information Access); Article 8 (Indemnification); and Article 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
Article 8
INDEMNIFICATION
Section 8.1    General Indemnity. Subject to Section 8.3, from and after the Closing:
(a)the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement or the Bill of Sale and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement or the Bill of Sale; and
(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or the Bill of Sale or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement or the Bill of Sale.
Section 8.2    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an ”Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 8, the

Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 8.3    Limitations on Liability. No party hereto shall be liable for any indirect, consequential, punitive, special or incidental damages as a result of any breach or violation of any covenant or agreement of such party (including under this Article 8) in or pursuant to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 8, for Losses that include any portion of the Royalty that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Royalty shall not be deemed indirect, consequential, punitive, special or incidental damages for any purpose of this Agreement.
Section 8.4    Third Party Claims. Following the receipt of notice provided by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 8, an Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and the Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 8.
Section 8.5    Exclusive Remedy. Except as set forth in Section 10.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Article 8.

Section 8.6    Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Article 8 will be treated as an adjustment to the Purchase Price for U.S. federal income tax and German tax purposes, in each case, to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended, or a comparable provision of non-U.S. law.
Article 9
MERGER MATTERS
Section 9.1    Acquisition Agreement. The Seller shall not, without the prior written consent of the Buyer, terminate, waive, amend, supplement or otherwise modify any provisions of the Acquisition Agreement in a manner that would reasonably be expected to have a Material Adverse Effect, and the Seller agrees to exercise its rights and perform its obligations in accordance with, and subject to the conditions of, the Acquisition Agreement. The Seller shall promptly (and in any event shall use its commercially reasonable efforts to within twenty-four (24) hours) notify the Buyer in writing if it becomes aware of any breach of the Acquisition Agreement, or if the Seller is proposing to make any waivers, amendments, supplements or other modifications to the Acquisition Agreement which would reasonably be expected to have a Material Adverse Effect. To the extent such proposal would reasonably be expected to have a Material Adverse Effect, the Seller shall in good faith consult with the Buyer in connection therewith.
Section 9.2    Form F-4. RP shall, upon request, furnish the Seller with all information concerning RP, its subsidiaries, directors, officers, stockholders or shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Seller in connection with the Merger and shall provide Buyer a reasonable opportunity to review in advance and comment on drafts of filings and to the extent relating to RP or the transactions contemplated hereby.
Section 9.3    Termination Fee. If the Acquisition Agreement is terminated prior to consummation of the Merger or if the Merger is otherwise not consummated and, in either case, the Seller receives a payment or other consideration from or on behalf of Target at any time related to such termination or non-consummation (the “Termination Fee”), the Seller agrees to pay to the Buyer [REDACTED] of such amount (the “Buyer Termination Payment”). The Seller shall make any payment of the Buyer Termination Payment in U.S. dollars and without any withholding, unless otherwise required by applicable law, by wire transfer of immediately available funds promptly (and in any case within 10 business days following Seller’s receipt of such Termination Fee from Target in accordance with the Buyer’s written instructions. [REDACTED].
Article 10
MISCELLANEOUS
Section 10.1    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

If to the Seller, to it at:
MorphoSys AG
Semmelweisstrasse7
82152 Planegg
Germany
Attention: CEO
Facsimile: Copy: General Counsel
Email: [REDACTED]
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:    [REDACTED]
Email:         [REDACTED]
If to the Buyer, to it at:
Royalty Pharma Investments 2019 ICAV
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: [REDACTED]
Email: [REDACTED]
With a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:    [REDACTED]
Email:        [REDACTED]
All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 10.2    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 10.3    No Transfer of Beneficial Ownership; No Granting of Rights. Notwithstanding any other provision in this Agreement, the parties hereto agree that (i) the Seller does not sell or transfer to the Buyer the legal or beneficial ownership of any intellectual property rights (including trademarks, Patent Rights, utility models or Know-How) in connection with the Acquired Assets, and (ii) the Seller does not grant to the Buyer the right to use any intellectual property or other rights registered in a German register, or exploited or used in Germany, under, or as a consequence of, this Agreement.

Section 10.4    Assignment. The Company shall not sell or assign its or its Subsidiaries’ right, title or interest in the Material MorphoSys Product IP (except for antibody technology IP), any of the Upstream License Agreements, any of the License Agreements any Royalty Product or this Agreement to any Person, including by operation of law, merger, or otherwise, unless to (A) (i) an Affiliate, (ii) as part of a merger, by operation of law or otherwise with respect to all or substantially all of its business or (iii) to a third party with respect to a Royalty Product and (B) in connection with any sale or assignment contemplated by clause (iii) to a third party, such third party acquires all or substantially all of the Company’s and its Subsidiaries’ right, title and interest in all of such Royalty Product, the Material MorphoSys Product IP related to such Royalty Product, the Upstream License Agreements related to such Royalty Product, the License Agreement related to such Royalty Product and obligations under this Agreement with respect thereto and (C) in connection with any transaction contemplated by clause (i), (ii) or (iii), the Company causes such successor or assignee to deliver to the Buyer a writing reasonably acceptable to the Buyer in which such Person assumes the obligations of the Company to the Buyer under this Agreement, or alternatively the Company remains responsible. For clarity, any assignment in connection with the foregoing may be subject to any applicable third party consents. The Buyer may not sell or assign its or its Subsidiaries’ right, title or interest in this Agreement, including by operation of law, merger, or otherwise, unless to (i) an Affiliate, (ii) as part of a merger, operation of law or otherwise with respect to all or substantially all of its business or (iii) in whole or in part with respect to a Royalty Product to a financial (rather than strategic) buyer or other third party, other than, with respect to (i), (ii) or (iii) a third party that is then developing, manufacturing, marketing or selling a competing product with respect to such Royalty Product (and if such competitor becomes an Affiliate while this Agreement is in effect, that third party shall be firewalled so as to prevent any access to Confidential Information of the Company or its Affiliates), provided that the Buyer promptly thereafter notifies the Company in writing thereof and the assignee has agreed in writing to be bound by the terms of this Agreement as if it were the Buyer hereunder. All actions set forth in this Section 10.4 are subject to any consents required, including under the License Agreements. Any purported sale or assignment in violation of this Section 10.4 shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.
Section 10.5    Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 10.6    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 10.7    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 10.8    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 10.9    JURISDICTION; VENUE.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.1 HEREOF.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.
Section 10.10    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 10.11    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.
Section 10.12    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
Section 10.13    Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any tax purposes. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party. No party hereto shall have the power to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party hereto shall have any power or authority to bind or commit the other party. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment referred to under this Section 10.13 in a filing with any Governmental Entity unless required by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.
MORPHOSYS AG
By:
    Name:
    Title:
and
By:
    Name:
    Title:
ROYALTY PHARMA INVESTMENTS 2019 ICAV
By: RP Management, LLC, its Manager and lawfully appointed attorney
By:
    Name:    [REDACTED]

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]

[REDACTED]